SIGNET BANKING CORPORATION AND SUBSIDIARIES

                                   FORM 10-Q

EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
             (dollars in thousands--except per share)


                                                                 Three Months                         Nine Months
                                                              Ended September 30                    Ended September 30
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                                                            1996              1995              1996                1995
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
Common and common equivalent:
    Average shares outstanding                            59,631,865        58,923,625         59,466,680        58,752,290
    Dilutive stock options--based on the treasury
        stock method using average market price              924,506         1,171,588          1,002,308           900,173
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    Shares used                                           60,556,371        60,095,213         60,468,988        59,652,463
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    Net income applicable to Common Stock                  $  29,606         $  30,143     $       91,282     $     102,054
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    Per share amount                                          $ 0.49            $ 0.50     $         1.51     $        1.71
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Assuming full dilution:
    Average shares outstanding                            59,631,865        58,923,625         59,466,680        58,752,290
    Dilutive stock options--based on the treasury
        stock method using the period end market price,
        if higher than the average market price            1,106,206         1,222,294          1,066,192           938,444
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    Shares used                                           60,738,071        60,145,919         60,532,872        59,690,734
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    Net income applicable to Common Stock                  $  29,606         $  30,143     $       91,282     $     102,054
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    Per share amount                                         $  0.49           $  0.50     $         1.51     $        1.71
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

The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.

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